UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 20, 2020

Knoll, Inc.
(Exact name of registrant as specified in its charter)
Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street
East Greenville	PA	18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	KNL	New York Stock Exchange

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.
 On May 20, 2020, Knoll Inc. (the “Company”) announced plans to further reduce its operating expenses in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on the Company’s business. As part of this restructuring, the Company expects to reduce its workforce by approximately 275 positions. In connection with these actions, the Company estimates that it will incur approximately $5.5 million of cash charges related to separation payments and other employee termination expenses. The majority of the expenses are expected to be recognized in the second quarter of 2020, and the Company expects the plan to be fully executed by the end of the third quarter of 2020. The Company estimates the elimination of these positions will result in annualized savings of approximately $24.0 million.
In addition, on January 16, 2020, the Company previously announced plans to consolidate its manufacturing footprint and optimize its supply chain in North America, resulting in the closure of the Company’s Grand Rapids, Michigan manufacturing facility impacting approximately 180 hourly and 30 salaried positions. The Company’s restructuring plan is expected to result in charges over a multi-year period totaling approximately $18.2 million, including $16.7 million of cash expenditures. The Company incurred approximately $7.5 million in charges associated with these plans during the first quarter of 2020. The Company expects to incur the additional charges related to the manufacturing footprint consolidation during the remainder of 2020 and 2021. As part of our plan to consolidate and improve the efficiency of our manufacturing operations, we have an agreement to sell our Grand Rapids building. We anticipate closing the sale and manufacturing operations within the Grand Rapids facility to cease late in the second quarter.
Knoll Chairman and CEO, Andrew Cogan, commented “Today we made the extremely difficult decision to eliminate a significant number of full-time positions at Knoll. While the current business environment has forced us to take this action, we do not take it lightly. We sincerely thank these individuals for their service and commitment to Knoll.”
Mr. Cogan further added, “Knoll is a diversified enterprise prepared to weather any storm. New initiatives designed to help our clients get back to work in their offices, combined with an aggressive e-commerce push in the Work-from-Home segment, are just two of the ways we are looking to adapt to this new reality and remain a vital partner to our clients, the design community and distribution partners in the times ahead.”

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: May 20, 2020
	By:	/s/ Michael A. Pollner
Michael A. Pollner
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary